SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                                      Name:
                   BACAP Alternative Multi-Strategy Fund, LLC

   Address of Principal Business Office (No. & Street, City, State Zip Code):
                              900 West Trade Street
                               Charlotte, NC 28255

                     Telephone Number (including area code):
                                    [_______]

                Name and address of agent for service of process:
                            Corporation Trust Company
                               1209 Orange Street
                           Wilmington, Delaware 19801

Check Appropriate Box:
Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
             YES [X]  NO[  ]

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Charlotte and state of North Carolina on the 6th day of November, 2002.


                                 Signature

                                 By   BACAP Alternative Multi-Strategy Fund, LLC

                                 By   /s/ Robert H. Gordon
                                      -------------------------------------
                                      Robert H. Gordon
                                      Initial Manager

Attest:

/s/  Robert Carroll
__________________________
Robert Carroll
Authorized Person



03564.0004 #353158